Exhibit 16


                              (Company Letterhead)
                              HEIN + ASSOCIATES LLP
                  Certified Public Accountants and Consultants
                           717 17th Street, Suite 1600
                           Denver, Colorado 80202-3330
                               Phone 303-298-9600
                                Fax 303-298-8118
                                 www.heincpa.com



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      COL China Online International Inc.
         Commission File #333-39208

Dear Sir/Madam:

     HEIN + ASSOCIATES previously was engaged by COL China Online International Inc. (the "Registrant") as the Registrants principal accountants. Except as set forth below, we agree with the statements contained in Item 4 of the Registrant's Form 8-K of COL China Online International Inc. regarding an event occurring on November 14, 2001:

     o HEIN + ASSOCIATES is not in a position to agree or disagree with the Registrant's statements in paragraph one of Item 4 regarding recommendation and approval of the Registrant's Board Of Directors regarding dismissal of HEIN & ASSOCIATES and the Registrant's engagement of Moores Rowland Hong Kong.

     o HEIN + ASSOCIATES is not in a position to agree or disagree with the Registrant's statements in paragraph three of Item 4 regarding consultation between the Registrant and Moores Rowland concerning the items indicated in subparagraphs (i) and (ii).

Sincerely,

/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Denver, Colorado
November 20, 2001